12900 Snow Road Parma, OH 44130

N E W S  R E L E A S E

CONTACT: Kelly Powell Manager, Investor Relations (216) 676-2000

GrafTech Reports Fourth Quarter and Year Ended 2006 Results

Parma, OH - February 28, 2007 - GrafTech International Ltd. (NYSE:GTI) today announced preliminary and unaudited financial results for the fourth quarter and year ended December 31, 2006. For the year, revenue increased 11 percent and net income, including the gain on the divestiture of the cathode business, was $86 million. Income from continuing operations before special items* was $59 million, an 18 percent increase over 2005, or $0.57 per diluted share.

As previously reported, in December 2006 the company completed the sale of its cathode business to Alcan. As a result of this sale, the cathode business is reflected as a discontinued operation and has been removed from the “Synthetic Graphite” segment presentation for all periods presented.

2006 Full Year Highlights

•	Net sales increased 11 percent, to $855 million, versus 2005 net sales of $773 million.

o	Graphite electrode sales volume increased 5 percent to 211 thousand metric tons, versus 201 thousand metric tons in 2005.

•	Gross profit increased 14 percent, to $249 million or 29.1 percent of net sales, as compared to $219 million, or 28.4 percent of net sales, in 2005.

•	Income from continuing operations was $67 million, or $0.64 per diluted share, versus a net loss of $121 million, or ($1.23) per diluted share, in 2005.

•
Income from continuing operations before special items* increased 18 percent to $59 million, or $0.57 per diluted share, versus $50 million, or $0.48 per diluted share, in 2005. The year on year change included the benefit of a five percentage point improvement in our effective income tax rate or approximately $0.04 per share.

•	Net cash provided by operating activities was $64 million, versus $8 million in 2005.

•	Free cash flow before the $23 million antitrust and $15 million restructuring payments* was a source of $69 million, versus a use of $30 million in 2005, yielding a $99 million improvement.

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*Non-GAAP financial measures. See attached reconciliations.

•	Net debt* was reduced by $180 million to $509 million.

Craig Shular, Chief Executive Officer of GrafTech, commented, “Our team made significant progress in 2006 toward our stated goal of debt reduction. The sale of our non-strategic cathode business together with strong operating cash flow performance allowed us to complete the year with net debt below $510 million, better than our original target. This represents a $180 million improvement in net debt and nearly a $100 million improvement in free cash flow year over year and positions the company well as we move into 2007.”

2006 Fourth Quarter Highlights

•	Net sales increased $19 million to $235 million, a 9 percent increase over net sales of $216 million in the fourth quarter of 2005.

•	Gross profit increased approximately 13 percent, to $71 million, or 30.2 percent of net sales, as compared to $63 million, or 29.4 percent of net sales, in the fourth quarter of 2005.

•
Income from continuing operations was $50 million, or $0.46 per diluted share. This compares to a net loss of $148 million, or ($1.50) per diluted share, in the 2005 fourth quarter, which included a non-cash U.S. deferred tax valuation allowance net increase of $153 million.

•
Income from continuing operations before special items* was $22 million, or $0.21 per diluted share, as compared to $16 million, or $0.15 per diluted share, in the 2005 fourth quarter. The favorable tax rate impacted the quarter by $0.04 per share versus the prior year.

•	Net cash provided by operating activities was $20 million, including a $30 million reduction in accounts receivable factoring, versus $28 million in the 2005 fourth quarter.

•	Free cash flow before the $6 million antitrust and $5 million restructuring payments* improved $26 million, to $40 million from $14 million in the 2005 fourth quarter.

•	Receipt of a three year, $3.9 million grant from the State of Ohio to support research and development efforts for electronic thermal management (ETM) solutions.

Synthetic Graphite Segment

(Graphite electrodes and advanced graphite materials)

Synthetic Graphite segment net sales increased 14 percent to $218 million in the 2006 fourth quarter, as compared to $191 million in the 2005 fourth quarter. The increase was primarily due to higher selling prices for graphite electrodes and the positive impact of currency exchange rates. Graphite electrode sales volume was 58 thousand metric tons in the 2006 fourth quarter, virtually flat, as compared to the same period in 2005.

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*Non-GAAP financial measures. See attached reconciliations.

Gross profit for the Synthetic Graphite segment was $69 million in the fourth quarter of 2006, 17 percent higher than in the same period in 2005. The increase in gross profit was primarily due to higher graphite electrode net sales, partially offset by increased production costs, mainly from increases in raw material and energy costs. Gross margin was 31.5 percent in the 2006 fourth quarter, as compared to 31.1 percent in the 2005 fourth quarter.

Other Segment

(Natural graphite (AET), carbon electrodes and refractories)

Net sales for the Other Segment were $18 million in the 2006 fourth quarter, as compared to $25 million in the 2005 fourth quarter. The decrease was due to lower carbon electrode volumes related to the planned exit of this operation, as well as decreased sales volume in carbon refractory and ETM products. ETM net sales were $2.5 million, as compared to $4.6 million in the 2005 fourth quarter, primarily the result of lower sales in the plasma display panel end market. The plasma display panel market has experienced an increasingly difficult competitive landscape caused by a variety of factors including pricing pressure and advancing liquid crystal display technologies.

Gross profit for the Other Segment was $2 million in the 2006 fourth quarter, as compared to $4 million in the same period of the prior year. The decrease is primarily a result of the lower revenue described above.

In the fourth quarter 2006, GrafTech was awarded a grant to support the continued development of ETM solutions from the State of Ohio as part of its Third Frontier Program. This three year project, from which GrafTech will benefit $3.9 million over the life of the project, will support further new product development and commercialization.

Corporate

Selling and administrative and research and development expenses were $31 million in the 2006 fourth quarter, as compared to $26 million in the 2005 fourth quarter. The increase was primarily due to variable incentive compensation expense related to exceeding targets set for free cash flow performance, as well as severance costs associated with ongoing efficiency initiatives.

Interest expense was $11 million in the 2006 fourth quarter, as compared to $12 million in the 2005 fourth quarter, primarily due to lower average borrowings partially offset by higher interest rates.

During the 2006 fourth quarter, GrafTech recorded a net restructuring charge of $2 million related to its previously announced productivity and cost savings program. Other expense, net, was $2 million in the 2006 fourth quarter. The effective income tax rate in 2006, excluding other special charges, was 33 percent, approximately four percentage points better than our previous guidance primarily as a result of favorable jurisdictional profitability mix.

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*Non-GAAP financial measures. See attached reconciliations.

Free cash flow before antitrust and restructuring payments* was $40 million in the 2006 fourth quarter, an increase of $26 million from the 2005 fourth quarter, primarily due to improvement in our underlying business conditions and our team’s relentless efforts to improve the cash conversion cycle.

Finally, as a result of the complexities of the completed year end cathode divestiture and related divestiture accounting, the Company plans to file a 15-day extension notification with the Securities and Exchange Commission (SEC) relating to its 2006 Annual Report on Form 10-K. The Company expects to file the annual 10-K with the SEC on or before March 16, 2007.

Outlook

Mr. Shular commented on outlook stating, “In January 2007, we made our final antitrust payment and have now completed this nine year old legacy item. In February 2007, we retired $120 million of our most expensive debt, our 10.25 percent senior notes, resulting in an improvement in our leverage ratio and our overall financial position. As part of our ongoing effort to improve our capital structure, we announced a second call of our senior notes, for an additional $15 million to be retired in March 2007, for a total reduction of $135 million of our senior notes.

We are encouraged by the underlying demand for our products and expect global electric arc furnace (EAF) steel production growth of approximately two to three percent in 2007. We anticipate another solid year for global EAF steel with continuing good steel operating rates.”

Mr. Shular further commented, “We have secured pricing and terms for 70 to 75 percent of our key raw materials related to graphite electrode production, including 100% of our needle coke requirements, in order to reduce volatility in our cost structure. We believe our team is well positioned as we enter 2007 with our best balance sheet in years. We have built a solid order book, secured our required raw materials, and expect gross margin expansion as a result of higher prices and previously identified and successfully competed productivity initiatives. In addition, we expect lower interest expense in 2007 as a result of our deleveraging efforts.

Lastly, as we put the final antitrust legacy item behind us and move forward, the cash flow we generate will be utilized to grow our company, improve our competitiveness, and better serve our customers with the goal of creating long-term value for our shareholders.”

GrafTech anticipates full year 2007 graphite electrode volume to be approximately 205,000 metric tons. Volumes in the first quarter of 2007 are expected to be approximately 48,000 metric tons.

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*Non-GAAP financial measures. See attached reconciliations.

For 2007, GrafTech expects:

•	Relatively stable global and regional economic conditions;

•	Total company net sales to increase 10 to12 percent;

•	Net sales of graphite electrodes to increase approximately 15 percent;

•	Income before special items targeted growth of approximately 25 percent (to the range of $165 - $175 million);

•	Net interest expense to be about $40 - 45 million;

•	The effective book tax rate to be between 36 percent and 38 percent;

•	Capital expenditures to be approximately $50 million;

•	Depreciation expense of approximately $35 million; and

•	Cash flow from operations to be about $80 - 90 million.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EST. The call will be webcast and available at www.graftech.com, in the investor relations section. A conference call will also be available. The dial-in number is 800-310-6649 for domestic and 719-457-2693 for international. The rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 80 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We operate 11 state of the art manufacturing facilities strategically located on four continents. For additional information on GrafTech International, call 216-676-2000, or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777, or visit our website at www.graftechaet.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our preliminary unaudited results for the fourth quarter and full year ended December 31, 2006 and outlook for 2007; the anticipated timing for our filing of the financial statements and annual report on Form 10-K with the SEC; growth rates and future production and sales of products that incorporate or that are produced using our products; changes in production capacity in our operations and our customers’ operations; growth rates for, future prices and sales of, and demand for our products and our customers products; costs of materials and production, including anticipated increases therein; productivity, business process and operational initiatives, and their impact on us; our position in markets we serve; tax rates; capital expenditures and their impact on us; nature and timing of restructuring charges and payments; future operational and financial performance; strategic plans; regional and global economic and industry market conditions, changes in such conditions and the impact thereof; interest rates; deleveraging activities; rationalization and restructuring activities; raw material and supply chain management; future sales, costs, working capital, revenues, business opportunities; operational and financial performance; debt levels; cash flows; cost savings and reductions; margins; earnings and growth. We have no duty to update these statements. Actual future events, circumstances, performance and trends could differ materially from those set forth in these statements due to various factors, including: adjustments to our preliminary 2006 fourth quarter and full year results; the extent of any adjustments to our preliminary 2006 fourth quarter and full year results; the actual timing of the filing of our Form 10-K with the SEC and potential effects of delays in such filing ;changes in economic conditions or product end market conditions; non-attainment of anticipated EAF steel production; graphite electrode manufacturing capacity increases; failure of increased EAF steel production or stable graphite electrode production to result in stable or increased graphite electrode demand, prices or sales volumes; differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; limitations on the amounts of or delays in the timing of our capital expenditures; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; to expand manufacturing capacity to

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*Non-GAAP financial measures. See attached reconciliations.

meet growth in demand, if any; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in antitrust investigations or lawsuits or other litigation; non-realization of price increases or adjustments; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials or energy; unavailability of raw materials; changes in the cost of key and other raw materials, including petroleum based coke, by reason of shortages, market pricing, pricing terms in applicable supply contracts, or other events; changes in market prices of our securities that affect deleveraging plans; changes in interest or currency exchange rates, competitive conditions or inflation; changes in appropriation of government funds or failure to satisfy conditions to government grants; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

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*Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
(Preliminary and Unaudited)

	At December 31,
	2005	2006
ASSETS
Current Assets:
Cash and cash equivalents	$5,968	$149,517
Accounts and notes receivable, net of allowance for doubtful accounts of $3,132 at December 31, 2005 and $3,186 at December 31, 2006	184,580	166,528
Inventories	255,038	239,129
Prepaid expenses and other current assets	14,101	14,071
Total current assets	459,687	569,245

Property, plant and equipment	1,086,393	889,389
Less: accumulated depreciation	724,196	599,636
Net property, plant and equipment	362,197	289,753
Deferred income taxes	12,103	6,326
Goodwill	20,319	9,822
Other assets	32,514	29,253
Assets held for sale	-	1,802
Total assets	$886,820	$906,201
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$73,363	$62,094
Interest payable	18,829	18,872
Short-term debt	405	458
Accrued income and other taxes	24,826	41,099
Other accrued liabilities	96,990	98,068
Total current liabilities	214,413	220,591
Long-term debt:
Principal value	694,893	657,714
Fair value adjustments for hedge instruments	7,404	6,421
Unamortized bond premium	1,446	1,265
Total long-term debt	703,743	665,400
Other long-term obligations	107,704	103,408
Deferred income taxes	43,669	27,000
Minority stockholders’ equity in consolidated entities	26,868	3,722
Stockholders’ deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 150,000,000 shares authorized, 100,821,434 shares issued at December 31, 2005 and, 101,433,949 shares issued at December 31, 2006	1,023	1,026
Additional paid-in capital	944,581	950,023
Accumulated other comprehensive loss	(311,429)	(307,286)
Accumulated deficit	(751,487)	(665,630)
Less: cost of common stock held in treasury, 2,455,466 shares at December 31, 2005 and 2,501,201 shares at December 31, 2006	(85,621)	(85,197)
Less: common stock held in employee benefit and compensation trusts, 518,301 shares at December 31, 2005 and 472,566 shares at December 31, 2006.	(6,644)	(6,856)
Total stockholders’ deficit	(209,577)	(113,920)
Total liabilities and stockholders’ deficit	$886,820	$906,201

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*Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)
(Preliminary and Unaudited)

	For the		For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2006	2005	2006

Net sales	215,713	$235,482	$773,028	$855,433
Cost of sales	152,440	164,470	553,815	606,085
Gross Profit	63,273	71,012	219,213	249,348

Research and development	1,887	2,392	7,405	10,558
Selling and administrative expenses	23,814	28,439	89,388	105,152
Restructuring charges	9,093	2,262	9,544	9,956
Impairment loss on long-lived and other assets	2,904	1,676	2,904	10,464
Antitrust investigations and related lawsuits and claims	-	-	-	2,513
Other (income) expense, net	3,777	(1,882)	19,938	1,384
Interest expense	11,908	10,771	43,682	46,524
Interest income	(608)	(585)	(1,094)	(957)
	52,775	43,073	171,767	185,594
Income (loss) from continuing operations before provision
for income taxes and minority stockholders’ share of income	10,498	27,939	47,446	63,754
Provision for (benefit from) income taxes	158,133	(22,171)	168,055	(2,545)
Income (loss) from continuing operations before minority interest	(147,635)	50,110	(120,609)	66,299
Less: minority stockholders' share of income (loss)	(26)	(284)	37	(268)
Income (loss) from continuing operations	(147,609)	50,394	(120,646)	66,567
Income (loss) from discontinued operations, (including gain from
sale of discontinued operations of $58,631 in 2006), net of tax	(407)	21,759	(4,534)	19,304

Net income (loss)	(148,016)	$72,153	$(125,180)	$85,871

Basic income (loss) per common share:

Income (loss) per share from continuing operations	(1.50)	$0.51	$(1.23)	$0. 68
Income (loss) per share from discontinued operations	(0.01)	0.22	(0.05)	0.20
Net income (loss) per share	(1.51)	$0.73	$(1.28)	$0.88

Weighted average common shares outstanding (in thousands)	98,190	99,282	97,689	97,965

Diluted income (loss) per common share:

Income (loss) per share from continuing operations	(1.50)	$0.46	$(1.23)	$0.64
Income (loss) per share from discontinued operations	(0.01)	0.19	(0.05)	0.17
Net income (loss) per share	(1.51)	$0.65	$(1.28)	$0.81

Weighted average common shares outstanding (in thousands)	98,190	112,852	97,689	112,152

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*Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Preliminary and Unaudited)

	For the		For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2006	2005	2006

Cash flow from operating activities:
Net income (loss)	$(148,016)	$72,153	$(125,180)	$85,871
Adjustments to reconcile net income (loss) to cash provided by operations:
(Income) loss from discontinued operations (including gain from the sale of discontinued operations of $58,631 in 2006, net of tax)	407	(21,759)	4,534	(19,304)
Depreciation and amortization	9,317	9,174	36,926	39,124
Deferred income taxes	149,628	(2,226)	154,819	1,457
Restructuring charges	9,278	2,262	9,729	9,956
Impairment loss on long-lived and other assets	2,904	1,676	2,904	10,464
Post retirement plan changes	(3,131)	(2,106)	(14,000)	(12,799)
Other (credits) charges, net	2,264	(24,925)	10,967	(17,948)
(Increase) decrease in working capital*	8,411	(15,812)	(61,787)	(23,907)
(Increase) decrease long-term assets and liabilities	(3,045)	1,151	(10,923)	(8,733)
Net cash provided by operating activities	28,017	19,588	7,989	64,181

Cash flow from investing activities:
Capital expenditures	(11,873)	(11,801)	(48,071)	(46,035)
Patent capitalization	(231)	(180)	(797)	(875)
Cost of interest rate swap termination	(6,109)	-	(14,800)	-
Purchase of derivative investments	-	-	-	(266)
Sale of derivative investments	117	-	1,913	-
Proceeds from sale of assets	550	1,213	1,374	13,939
Proceeds from sale of discontinued operations	-	151,775	-	151,775
Net cash (used in) provided by investing activities	(17,546)	141,007	(60,381)	118,538

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	816	(984)	1,881	(984)
Revolving Facility borrowings	48,648	60,773	171,138	510,042
Revolving Facility payments	(59,410)	(90,099)	(131,562)	(549,088)
Long-term debt borrowings	306	-	306	-
Long-term debt reductions	(338)	-	(338)	-
Proceeds from exercise of stock options	-	462	-	462
Financing costs	(474)	-	(5,241)	-
Net cash provided by (used in) financing activities	(10,452)	(29,848)	36,184	(39,568)

Net increase (decrease) in cash and cash equivalents	19	130,747	(16,208)	143,151
Effect of exchange rate changes on cash and cash equivalents	137	60	(1,308)	398
Cash and cash equivalents at beginning of period	5,812	18,710	23,484	5,968
Cash and cash equivalents at end of period	$5,968	$149,517	$5,968	$149,517

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*Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (continued) (Dollars in thousands) (Preliminary and Unaudited)
*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$(23,934)	$(18,891)	$(2,174)	$17,901
Effect of factoring on accounts receivable	8,508	(21,096)	13,095	(12,213)
Inventories	(3,551)	7,574	(45,430)	(5,909)
Prepaid expenses and other current assets	3	1,422	(1,018)	(396)
Payments for antitrust investigations and related lawsuits and claims	(4,500)	(5,643)	(16,900)	(23,314)
Restructuring payments	(1,924)	(5,370)	(6,670)	(14,842)
Increase (decrease) in accounts payable and accruals	21,785	14,246	(2,597)	14,823
Increase (decrease) in interest payable	12,024	11,946	(93)	43
(Increase) decrease in working capital	$8,411	$(15,812)	$(61,787)	$(23,907)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in thousands)
(Preliminary and Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2005	2006	2005	2006

Net sales:
Synthetic Graphite	$190,861	$217,711	$670,477	$773,362
Other	24,850	17,771	102,551	82,071
Net sales	$215,711	$235,482	$773,028	$855,433

Gross profit:
Synthetic Graphite	$59,372	$68,668	$197,784	$242,019
Other	4,113	2,344	21,429	7,329
Gross profit	$63,485	$71,012	$219,213	$249,348

Gross profit margin:
Synthetic Graphite	31.1%	31.5%	29.5%	31.3%
Other	16.6%	13.2%	20.9%	8.9%
Gross profit margin	29.4%	30.2%	28.4%	29.1%

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*Non-GAAP financial measures. See attached reconciliations.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands, except per share data)
(Preliminary and Unaudited)

Net Income and Earnings per Share Reconciliation

	For the Three Months Ended December 31, 2005		For the Three Months Ended December 31, 2006
	Income (Loss)	EPS Impact	Income (Loss)	EPS Impact
Income (loss) from continuing operations	$(147,609)	$(1.50)	$50,394	$0.46
Adjustments, net of tax, per diluted share:
• Special non-cash tax charge	152,643	1.55
• Income tax valuation allowance release	-	-	(30,187)	(0.27)
• Restructuring, antitrust investigations and related lawsuits and claims, impairment loss on long-lived assets and Other (income) expense, net, net of tax	10,981	0.11	2,183	0.02
• Contingently convertible debenture interest expense		(0.01)
Income (loss) from continuing operations before special items	$16,015	$0.15	$22,390	$0.21

Net Income and Earnings per Share Reconciliation

	For the Twelve Months Ended December 31, 2005		For the Twelve Months Ended December 31, 2006
	Income (Loss)	EPS Impact	Income (Loss)	EPS Impact
Income (loss) from continuing operations	$(120,646)	$(1.23)	$66,567	$0.64
Adjustments, net of tax, per diluted share:
• Special non-cash tax charge	149,116	1.52	-	-
• Income tax valuation allowance release	-	-	(30,187)	(0.27)
• Restructuring, antitrust investigations and related lawsuits and claims, impairment loss on long-lived assets and Other (income) expense, net, net of tax	21,506	0.22	22,763	0.20
• Contingently convertible debenture interest expense		(0.03)
Income (loss) from continuing operations before special items	$49,976	$0.48	$59,143	$0.57

The non-GAAP earnings per diluted share includes 13.6 million shares underlying our contingently convertible debentures and excludes approximately $1million (before and after tax) in the 2005 fourth quarter and the 2006 fourth quarter, $5 million ($3 million after tax) in 2005 and $5 million (before and after tax) in 2006 contingently convertible debenture interest expense.

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*Non-GAAP financial measures. See attached reconciliations.

NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that the excluded items are not primarily related to core operational activities. GTI believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GTI’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

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*Non-GAAP financial measures. See attached reconciliations.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands, except per share data)
(Preliminary and Unaudited)

Reconciliation of Cash From Operations to Free Cash Flow

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2005	2006	2005	2006
Cash flow provided by operating activities	$28,017	$19,588	$7,989	$64,181
Less:
Change in accounts receivable factoring	(8,508)	21,096	(13,095)	12,213
Capital expenditures	(11,873)	(11,801)	(48,071)	(46,035)
Free cash flow	7,636	28,883	(53,177)	30,359
Add back legacy payments:
Antitrust investigations and related lawsuit and claims, net	4,500	5,643	16,900	23,314
Restructuring payments	1,924	5,370	6,670	14,842
Free cash flow before antitrust and restructuring payments	$14,060	$39,896	($29,607)	$68,515

NOTE ON FREE CASH FLOW RECONCILIATIONS: Various measures of free cash flow mentioned above are non-GAAP financial measures that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that such measures of free cash flow are generally accepted as providing useful information regarding a company’s ability to incur and service debt and the productivity and cash generation potential of its ongoing businesses. Management uses such measures of free cash flow as well as other financial measures in connection with its decision-making activities. Such measures should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. GTI’s method for calculating such measures may not be comparable to methods used by other companies.

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*Non-GAAP financial measures. See attached reconciliations.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands)
(Preliminary and Unaudited)

Net Debt Reconciliation
	12/31/05	12/31/06
Long-term debt	$703,743	$665,400
Short-term debt	405	458
Total debt	$704,148	$665,858
Less:
Fair value adjustments for hedge instruments	7,404	6,421
Unamortized bond premium	1,446	1,265
Cash and cash equivalents	5,968	149,517
Net debt	$689,330	$508,655

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. GTI believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility. GTI does not forecast the fair value adjustment for hedging instruments.

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*Non-GAAP financial measures. See attached reconciliations.